Exhibit 99.1

News Release

Boeing World Headquarters

100 N. Riverside

Chicago, IL 60606-1596

www.boeing.com

Boeing Reports Third-Quarter Results and Raises Forecast for 2004

— Double-digit revenue and earnings growth at Integrated Defense Systems and solid performance at Commercial Airplanes reflect focus on execution

— 7E7 program on track with strong customer interest

Financial Highlights:

•	Earnings Per Share (EPS)
–	Q3: $0.56

•	Revenue
–	Q3: $13.2 billion

•	Operating Cash Flow
–	Q3: $0.7 billion, after $1.6 billion discretionary investment in pensions

Selected Operating Highlights:

•	Integrated Defense Systems achieved strong revenue growth and margins in three of four business segments; signed $6 billion agreement with U.S. Army to increase funding and accelerate Future Combat Systems’ contributions to the current force; completed installation of five GMD interceptors

•	Boeing Commercial Airplanes delivered 67 airplanes and received 114 gross orders; finalized 52 7E7 orders; won key 737, 747 and 777 orders as well as important 777 campaigns at Singapore Airlines and Etihad Airways; began assembly on the 777-200LR, the world’s longest-range jetliner

•	Other Boeing Businesses performed well as Boeing Capital completed $1 billion debt redemption and reduced portfolio risk; Connexion by BoeingSM expanded commercial service with Lufthansa

Table 1. Summary Financial Results
	3rd Quarter		% Change	Nine Months		% Change
(Millions, except per share data)	2004	2003		2004	2003
Revenues	$13,152	$12,184	8%	$39,143	$37,100	6%
Reported Net Income (Loss)	$456	$256	78%	$1,686	$(414)	N.M.
Reported Earnings (Loss) per Share[1]	$0.56	$0.32	75%	$2.07	$(0.52)	N.M.
Diluted EPS Impact of Non-Cash SFAS 142
Goodwill Impairment Charges					$(1.02)
Adjusted Earnings (Loss) per Share*	$0.56	$0.32	75%	$2.07	$0.50	N.M.
Average Diluted Shares for EPS[2]	814.8	808.8		813.3	800.1

[1]	Third quarter includes a $0.02 per share gain from the sale of Boeing Capital's commercial finance unit, which is reported as discontinued operations, a $0.04 per share charge for the retirement of $1 billion of BCC debt, and a $0.14 per share benefit related to state tax settlements and other adjustments from prior tax years. Nine months includes $0.50 per share benefit related to tax refunds and adjustments year-to-date as well as $0.04 per share gain from the sale of Boeing Capital's commercial finance unit.
[2]	Average diluted shares for the first nine months of 2003 reflect basic shares due to the net loss reported during the period.
*	A complete definition and discussion of Boeing’s use of non-GAAP measures, identified by an asterisk (*), is attached at the end of the release.

CHICAGO, October 27, 2004 – The Boeing Company [NYSE: BA] reported strong revenue and earnings growth for the third quarter of 2004 with net income of $456 million, or $0.56 per share, on revenues of $13.2 billion. Results included a $0.02 per share gain related to the sale of Boeing Capital Corporation’s (BCC) commercial finance unit (reported as discontinued operations), a $0.04 per share charge for retiring $1 billion of BCC debt, and a $0.14 per share contribution from state tax settlements and other adjustments from prior tax years. This compares with net income of $256 million, or $0.32 per share, on revenues of $12.2 billion in the third quarter of 2003.

“Boeing’s strong third quarter results reflect our relentless focus on business execution, investment for future growth and sustained value creation,” said Boeing President and CEO Harry Stonecipher. “Our Integrated Defense Systems business again delivered strong revenue growth and outstanding profitability, and made significant progress on key programs such as Future Combat Systems and Ground-based Midcourse Defense. Commercial Airplanes generated another quarter of solid performance and continues to experience unprecedented customer interest in the 7E7. Our cash flow remains very strong and we’re on track to meet our operating and financial goals for 2004.”

The Company’s third quarter earnings from operations increased 20 percent to $0.5 billion (see Table 2), reflecting strong growth and profitability in the Company’s defense and intelligence businesses and higher operating earnings at its Commercial Airplanes unit.

Table 2. Earnings from Operations & Margins
	3rd Quarter		% Change	Nine Months		% Change
(Millions, except margin percent)	2004	2003		2004	2003
Earnings (Loss) from Operations	$511	$426	20%	$1,979	($269)	N.M.
Add Back: Goodwill Impairment Charges [1]					$913
Adjusted Earnings (Loss) from Operations*	$511	$426	20%	$1,979	$644	N.M.
Operating Margin	3.9%	3.5%	0.4 Pts	5.1%	(0.7%)	5.8 Pts
Adjusted Operating Margin*	3.9%	3.5%	0.4 Pts	5.1%	1.7%	3.4 Pts

[1]	See SEC filings, including Boeing press releases dated April 10, 2003, and April 23, 2003, for additional information.

Pre-tax expense for share-based plans totaled $166 million in the third quarter, reducing earnings per share by $0.13. These expenses are non-cash and are attributable to the Company’s equity compensation plans. Deferred stock compensation expense primarily attributable to vested and undistributed performance shares, which is separately determined based on the quarterly change in the Company’s stock price, increased third-quarter earnings by less than $0.01 per share.

The Company generated $2.3 billion of cash flow during the quarter before making a discretionary cash contribution to its pension plans totaling $1.6 billion (pre-tax). Operating cash flow for the third quarter, after pension contributions, was $0.7 billion (see Table 3). This investment in pensions brings total contributions for 2004 to $3.6 billion as the Company significantly improved the funded status of its plans.

Table 3. Cash Flow
	3rd Quarter		Nine Months
(Millions)	2004	2003	2004	2003
Operating Cash Flow[1,2]	$675	($168)	$2,219	$249
Less Property, Plant & Equipment, Net	($332)	($175)	($626)	($478)

Free Cash Flow*	$343	($343)	$1,593	($229)

[1]	Includes pension contributions totaling $1.6 billion in the third quarter of 2004, compared with $1.2 billion in the third quarter of 2003. The corresponding year-to-date numbers for 2004 and 2003 are $3.6 billion and $1.7 billion, respectively.
[2]	Third quarter 2004 operating cash flow includes $0.1 billion of cash received from customer financing transactions and classified as operating cash flow, compared to $0.6 billion in the third quarter of 2003. The corresponding year-to-date numbers for 2004 and 2003 are $0.4 billion and $1.4 billion, respectively.

The Company’s cash balance at quarter-end totaled $4.3 billion, down from $6.2 billion at the end of the second quarter (see Table 4). The change in cash balance was due primarily to the $1.6 billion pension contribution and the redemption of $1 billion of Boeing Capital debt. In addition the Company invested $1.3 billion of cash into a portfolio of high-quality fixed income securities which are classified as “Short-term investments” and “Investments.” The Company repurchased 2.2 million shares in the quarter for $115 million. Boeing’s debt was unchanged at $4.7 billion; Boeing Capital debt was reduced by $1.3 billion, primarily reflecting the $1 billion redemption.

Table 4. Cash and Debt Balances
	Quarter-End
(Billions)	3Q04	2Q04
Cash [1]	$4.3	$6.2

Debt Balances:
The Boeing Company	$4.7	$4.7
Boeing Capital Corporation	$7.2	$8.5
Non-Recourse Customer Financing	$0.5	$0.5

Total Consolidated Debt	$12.4	$13.7

[1]	The third quarter of 2004 excludes $1.3 billion of cash invested in longer maturity fixed income investments classified as "Investments" on the balance sheet. There were no similar investments in the second quarter of 2004.

Segment Results

Integrated Defense Systems

During the third quarter, Integrated Defense Systems (IDS) generated double-digit revenue growth and excellent operating margins in its large defense and intelligence businesses. IDS revenues increased 13 percent to $8.3 billion, driven by growth in its Network Systems and Support Systems segments (see Table 5). IDS produced third quarter operating margins of 9.9 percent, reflecting outstanding program execution across most of its businesses. Margins were up significantly from the third quarter of 2003 as defense and intelligence program results offset cost growth on commercial satellite programs.

Table 5. Integrated Defense Systems Operating Results

	3rd Quarter		% Change	Nine Months		% Change
(Millions, except margin percent)	2004	2003		2004	2003
Revenues
Aircraft and Weapon Systems	$3,077	$2,953	4%	$8,764	$8,177	7%
Network Systems	$3,233	$2,327	39%	$8,439	$6,514	30%
Support Systems	$1,127	$1,053	7%	$3,333	$3,037	10%
Launch and Orbital Systems	$822	$959	(14%)	$2,302	$2,387	(4%)

Total IDS Revenues	$8,259	$7,292	13%	$22,838	$20,115	14%
Earnings (Loss) from Operations
Aircraft and Weapon Systems	$484	$351	38%	$1,344	$1,104	22%
Network Systems	$303	$151	101%	$709	$386	84%
Support Systems	$182	$117	56%	$463	$333	39%
Launch and Orbital Systems[1]	$(153)	$(58)	N.M.	$(266)	$(1,660)	N.M.

Total IDS Earnings (Loss) from Operations	$816	$561	45%	$2,250	$163	N.M.
Add Back: Goodwill Impairment Charges					$572
Adjusted Earnings (Loss) from Operations*	$816	$561	45%	$2,250	$735	206%
Operating Margins	9.9%	7.7%	2.2 Pts	9.9%	0.8%	9.1 Pts
Adjusted Operating Margins*	9.9%	7.7%	2.2 Pts	9.9%	3.7%	6.2 Pts

[1]	Includes SFAS 142 goodwill impairment charges totaling $572 million in the first quarter of 2003. Includes charges related to the commercial launch and satellite businesses totaling $1.1 billion in the second quarter of 2003.

Aircraft and Weapon Systems delivered another quarter of solid growth and excellent profitability. Revenues rose 4 percent to $3.1 billion on increased C-17, C-40, F/A-22, F/A-18 and rotorcraft volume which offset lower T-45 and JDAM deliveries and the cancellation of the Comanche program. Performance remained outstanding with operating margins of 15.7 percent driven by very strong execution on its production programs and the planned reduction in spending on international tanker programs.

Network Systems generated rapid growth and solid performance in the third quarter. Revenues rose 39 percent to $3.2 billion on increased activity in Future Combat Systems, Missile Defense, Intelligence, and Airborne Command and Control programs. Operating margins were 9.4 percent, up significantly from the third quarter of 2003, as higher revenues and strong execution produced solid performance across its programs.

Support Systems continued to deliver strong growth and excellent profitability on its business base. Revenues increased 7 percent to $1.1 billion on significant increases in supply chain services, life-cycle customer support, and training systems and services which offset lower contractor logistical support volume. Operating margins grew to 16.2 percent on the higher revenue and strong program performance.

Launch and Orbital Systems’ third quarter results were affected by the continued weakness in commercial space markets and cost growth in its commercial satellite business. Revenues fell 14 percent to $0.8 billion on lower satellite volume and one less Delta IV launch. Operating losses totaled $153 million reflecting cost growth on certain satellite programs partially offset by continued profitability on NASA programs.

At the end of the quarter, IDS’s contractual backlog totaled $37.5 billion, down from $41.2 billion at the end of the second quarter mainly due to sales on multi-year contracts that were awarded in prior periods. Unobligated backlog grew to $52.3 billion at the end of the quarter primarily due to a $6 billion order to accelerate and extend the Future Combat Systems program. Total IDS backlog, comprised of contractual and unobligated, increased to $90 billion, up from $87 billion at the end of the second quarter.

Boeing Commercial Airplanes

Commercial Airplanes continued to aggressively manage for profitability while investing for long-term growth. Results for the third quarter reflect solid operating performance and increased investment in the new 7E7 airplane (see Table 6). Customer interest in the 7E7 remains very strong with firm orders for 52 airplanes and accepted proposals from airlines around the world.

Table 6. Commercial Airplanes Operating Results
	3rd Quarter		% Change	Nine Months		% Change
(Millions, except deliveries & margin percent)	2004	2003		2004	2003

Commercial Airplanes Deliveries	67	65	3%	218	210	4%

Revenues	$4,638	$5,049	(8%)	$15,639	$16,565	(6%)
Earnings from Operations	$168	$35	N.M.	$902	$236	N.M.

Add Back: Goodwill Impairment Charges					$341

Adjusted Earnings from Operations*	$168	$35	N.M.	$902	$577	56%

Operating Margins	3.6%	0.7%	2.9 Pts	5.8%	1.4%	4.4 Pts
Adjusted Operating Margins*	3.6%	0.7%	2.9 Pts	5.8%	3.5%	2.3 Pts

Commercial Airplanes’ deliveries increased to 67 airplanes during the third quarter, but revenues fell by 8 percent to $4.6 billion reflecting a higher proportion of 737 deliveries. Operating earnings totaled $168 million and operating margins increased to 3.6 percent as Commercial Airplanes continued to deliver improved cost performance offset by lower revenues and higher investment on the 7E7 program. Margins in the third quarter of 2003 were impacted by a charge for the planned shutdown of the 757 program.

Commercial Airplanes booked 114 gross orders during the quarter, including 7E7 launch orders from All Nippon Airways and Air New Zealand, and significant 737, 747 and 777 orders from Turkish Airlines, Air China Cargo and Emirates Airlines. Contractual backlog totaled $68.2 billion at quarter-end, up from $62.2 billion at the end of the second quarter.

Boeing Capital Corporation

Boeing Capital Corporation continued implementation of its new strategy to create value by supporting the operations of Boeing’s business units while reducing portfolio risk. Third quarter revenues were $253 million, down from the third quarter of 2003 due to lower new business volume in 2004. Pre-tax income totaled $60 million as gains on asset sales and a favorable settlement with Hawaiian Airlines offset a charge to impair a preferred stock investment, as well as $52 million of expenses associated with the $1 billion debt redemption (see Table 7).

Table 7. Boeing Capital Corporation Operating Results
	3rd Quarter		% Change	Nine Months		% Change
(Millions)	2004	2003		2004	2003
Revenues	$253	$287	(12%)	$733	$743	(1%)
Pre-Tax Income (Loss)[1]	$60	$94	(36%)	$148	$28	N.M.
Discontinued Operations (After-Tax)	$18	$8	125%	$48	$24	100%

[1]	Excludes discontinued operations from the sale of BCC’s commercial finance unit.

During the quarter, normal portfolio run-off and depreciation offset new business volume. The quarter-end portfolio balance was $9.7 billion, down slightly from the end of the second quarter. The allowance for losses on finance leases and notes receivable at the end of the third quarter dropped to 4.1 percent (from 5.1 percent in the second quarter), reflecting the continued focus on reducing risk across the portfolio. Leverage, as measured by the ratio of debt-to-equity, was 4.8-to-1, up slightly from 4.7-to-1 at the end of the second quarter as the reduction in debt largely offset dividends paid by BCC to the Company.

At quarter-end, nearly all of BCC’s portfolio was related to Boeing products and services (primarily commercial aircraft).

“Other” Segment

The “Other” segment consists primarily of the Connexion by BoeingSM and Boeing Technology units, as well as certain results related to the consolidation of all business units. For the third quarter, losses from operations were $145 million, up from the third quarter of 2003 as a result of continued investment in the launch of Connexion by BoeingSM, which began commercial service in May 2004. Connexion by BoeingSM has announced firm orders from six airlines for 177 aircraft.

Outlook

The Company is raising its 2004 outlook for earnings and cash flow to reflect the lower tax expense recognized during the third quarter as well as strong working capital performance (see Table 8).

Defense and intelligence markets are expected to remain strong in 2004 and 2005. Conditions in the commercial space market are expected to remain challenging. The global commercial airplane markets are improving with higher deliveries forecast for 2005 and further delivery recovery expected in 2006. Development of the 7E7 is timed for delivery into stronger markets in 2008. These market conditions, combined with a strong focus on operational execution, underpin the Company’s outlook for solid revenue and earnings growth.

The airline industry environment remains mixed with trends varying between carriers and regions. A number of low-cost carriers continue to gain market share, remain profitable and order new airplanes. The global economy and air traffic trends are recovering and interest from airlines in adding capacity to handle higher traffic volume is increasing. However, higher fuel prices have dampened airline profits, particularly in the United States. Commercial Airplanes is experiencing increased demand for aircraft, especially 737s, as airline passengers continue to value frequent, direct routes and airlines focus on reducing costs. As a result, the Company expects airplane deliveries to increase in 2005, followed by a further increase in 2006. Demand for aircraft spares continues to improve and is expected to strengthen as this market recovers more fully in 2005.

Commercial Airplanes’ delivery forecast for 2004 is unchanged at approximately 285 airplanes. The delivery forecast for 2005 is increased to approximately 320 airplanes, which is at the high end of the previous range. The delivery forecast is sold out for 2004 and essentially sold out for 2005.

The Company expects its defense and non-commercial space businesses to continue performing well in their growing markets. IDS anticipates continued growth and performance in its Network Systems segment, driven by programs such as Future Combat Systems, Multi-mission Maritime Aircraft and the Company’s leading position in Missile Defense, Intelligence, and DoD network-centric programs. The Aircraft and Weapon Systems and Support Systems segments also are expected to continue delivering strong results. The Company’s outlook contemplates signing a contract in 2005 to deliver 100 767 tankers to the U.S. Air Force.

The Company’s 2004 revenue outlook is unchanged at +/- $52 billion. Revenue guidance for 2005 is unchanged at between $57 billion and $59 billion.

Earnings-per-share guidance for 2004 is increased from between $2.25 and $2.45 per share to between $2.40 and $2.60 per share mostly due to lower tax expense. Results for the first nine months of 2004 include tax refunds and adjustments totaling $0.50 per share. For 2005, earnings-per-share guidance is unchanged at between $2.35 and $2.60 per share.

The Company is raising its forecast for operating cash flow in 2004 to greater than $3.5 billion. The increased guidance includes $3.6 billion in discretionary contributions to the Company’s pension plans made in the first three quarters of 2004, as well as tax refunds and improvements in working capital at IDS and Commercial Airplanes. The Company expects operating cash flow for 2005 to be greater than $5 billion. During the guidance period, the Company will continue to evaluate making additional discretionary payments to its pension plans. The Company expects capital expenditures in 2004 to be approximately $1 billion and expenditures in 2005 to be approximately $1.5 billion.

The Company expects research and development investment between 3.25 and 3.75 percent of revenue in 2004 and between 3.5 and 4.0 percent in 2005 as investment increases on the 7E7 program.

Table 8. Financial Outlook (Billions, except per share data)	2004	2005
The Boeing Company
Revenues	+/- $52	$57 - $59
Earnings Per Share (GAAP)[1]	$2.40 - $2.60	$2.35 - $2.60
Operating Cash Flow[2]	> $3.5	> $5.0

Boeing Commercial Airplanes
Deliveries	~ 285	~ 320
Revenues	~ $20	~ $24
Operating Margin	> 5.5%	> 5.5%

Integrated Defense Systems
Revenues
Aircraft and Weapon Systems	$11.0 - $11.3	Stable
Network Systems	$11.1 - $11.4	Significant Growth
Support Systems	$4.4 - $4.8	Moderate Growth
Launch and Orbital Systems	$2.7 - $3.1	Modest Growth

Total IDS Revenues	$29.2-$30.6	About 10% Growth

Operating Margin
Aircraft and Weapon Systems	14.3% - 14.8%	Continued Strong
Network Systems	8.5% - 9.0%	High Single Digit
Support Systems	12.3% - 12.8%	Continued Strong
Launch and Orbital Systems	(11.0%) - (10.0%)	Breakeven

Total IDS Operating Margin	9.3%-9.8%	Improving, Slightly Below 10%

Boeing Capital Corporation
Portfolio Growth, Net[3]	~ ($2.5)	Flat
Revenue	~ $1.0	~ $0.9
Return on Assets[4]	~ 1%	~ 1%

[1]	2004 includes $0.50 per share for tax refunds, settlements and prior year adjustments.
[2]	After $3.6 billion of discretionary and non-discretionary pension contributions in 2004.
[3]	Includes sale of commercial finance portfolio.
[4]	Includes the forecast expenses associated with the redemption of $1 billion in bonds at a premium during the third quarter of 2004 related to the sale of BCC's commercial finance portfolio for about $2 billion. BCC's return on assets is expected to be >1% in 2004 excluding this charge.

Non-GAAP Measure Disclosure

The following definitions are provided for non-GAAP (Generally Accepted Accounting Principles) measures (indicated by an asterisk *) used by the Company within this disclosure. The Company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define the measures differently.

Adjusted Financial Results

The Company reports adjusted earnings per share, earnings from operations, and operating margins excluding SFAS 142 goodwill charges. Management believes that because goodwill is a non-cash charge related to past acquisitions, adjusting the Company’s financial results to exclude goodwill provides investors with a clearer perspective on the current underlying operating performance of the Company. Management uses earnings from operations excluding goodwill charges as an internal measure of business operating performance.

Adjusted Earnings per Share

The Company defines adjusted earnings per share as GAAP earnings per share less SFAS 142 goodwill charges. Table 1 reconciles GAAP EPS and adjusted EPS.

Adjusted Earnings from Operations (or Adjusted Operating Losses)

The Company defines adjusted earnings from operations as GAAP earnings from operations less SFAS 142 goodwill charges. Tables 2, 5, and 6 reconcile GAAP earnings from operations and adjusted earnings from operations.

Adjusted Operating Margin

The Company defines adjusted operating margin as the adjusted earnings from operations (defined above) divided by revenues. Tables 2, 5, and 6 reconcile GAAP operating margins and adjusted operating margins.

Free Cash Flow

Free cash flow is defined as GAAP operating cash flow less capital expenditures for property, plant, and equipment, net. GAAP operating cash flow includes inter-company cash received from the sale of aircraft by Commercial Airplanes for customers who receive financing from BCC. In the third quarter of 2004, the contribution to operating cash flow related to customer deliveries of Boeing airplanes financed by BCC totaled approximately $0.1 billion, compared with $0.6 billion for the third quarter of 2003.

GAAP investing cash flow includes a reduction in cash for the intercompany cash paid by BCC to Commercial Airplanes, as well as an increase in cash for amounts received from third parties, primarily customers paying amounts due on aircraft financing transactions. The majority of BCC’s customer financing is funded by debt and cash flow from BCC operations.

Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long-term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow internally to assess both business performance and overall liquidity. Table 3 provides a reconciliation between GAAP operating cash flow and free cash flow.

Forward-Looking Information Is Subject to Risk and Uncertainty

Certain statements in this report may constitute “forward-looking” statements within the meaning of the Private Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our actual results and future trends may differ materially depending on a variety of factors, including the continued operation, viability and growth of major airline customers and non-airline customers (such as the U.S. Government); adverse developments in the value of collateral securing customer and other financings; the occurrence of any significant collective bargaining labor dispute; our successful execution of internal performance plans, production rate increases and decreases (including any reduction in or termination of an aircraft product), acquisition and divestiture plans, and other cost-reduction and productivity efforts; charges from any future SFAS No. 142 review; an adverse development in rating agency credit ratings or assessments; the actual outcomes of certain pending sales campaigns including the 717 program and the launch of the 7E7 program and U.S. and foreign government procurement activities, including the uncertainty associated with the procurement of tankers by the U.S. Department of Defense (DoD); the cyclical nature of some of our businesses; unanticipated financial market changes which may impact pension plan assumptions; domestic and international competition in the defense, space and commercial areas; continued integration of acquired businesses; performance issues with key suppliers, subcontractors and customers; significant disruption to air travel worldwide (including future terrorist attacks); global trade policies; worldwide political stability; domestic and international economic conditions; price escalation; the outcome of political and legal processes, changing priorities or reductions in the U.S. Government or foreign government defense and space budgets; termination of government or commercial contracts due to unilateral government or customer action or failure to perform; legal, financial and governmental risks related to international transactions; legal proceedings; tax settlements with the IRS; U.S. Air Force review of previously awarded contracts; and other economic, political and technological risks and uncertainties. Additional information regarding these factors is contained in our SEC filings, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2003 and Form 10-Q for the period ending March 31, 2004 and June 30, 2004.

# # #

Contact:

Investor Relations: Communications:	Dave Dohnalek or Bob Kurtz (312) 544-2140 John Dern or Anne Eisele (312) 544-2002

The Boeing Company and Subsidiaries Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in millions except per share data)	Nine months ended September 30		Three months ended September 30
	2004	2003	2004	2003
Sales and other operating revenues	$39,143	$37,100	$13,152	12,184
Cost of products and services	(32,750)	(32,564)	(11,164)	(10,427)
Boeing Capital Corporation interest expense	(262)	(269)	(89)	(90)

	6,131	4,267	1,899	1,667
Income from operating investments, net	67	33	27	18
General and administrative expense	(2,309)	(2,125)	(781)	(732)
Research and development expense	(1,465)	(1,211)	(469)	(413)
Gain on dispositions, net	7	12	1
Share-based plans expense	(449)	(348)	(166)	(115)
Goodwill impairment	(3)	(913)
Impact of September 11, 2001, recoveries		16		1

Earnings (loss) from continuing operations	1,979	(269)	511	426
Other income/(expense), net	242	28	17	(5)
Interest and debt expense	(252)	(268)	(83)	(83)

Earnings (loss) before income taxes	1,969	(509)	445	338
Income tax (expense)/benefit	(331)	71	(7)	(90)

Net earnings (loss) from continuing operations	1,638	(438)	438	248
Income/(loss) from discontinued operations, net of taxes	15	24	(1)	8
Net gain on disposal of discontinued operations, net of taxes	33		19

Net earnings (loss)	$1,686	$(414)	$456	$256

Basic earnings (loss) per share from continuing operations	$2.03	$(0.55)	$0.54	$0.31
Income from discontinued operations, net of taxes	$0.02	0.03		0.01
Net gain on disposal of discontinued operations, net of taxes	$0.04		0.02

Basic earnings (loss) per share	$2.09	$(0.52)	$0.56	$0.32

Diluted earnings (loss) per share from continuing operations	$2.01	$(0.55)	$0.54	$0.31
Income from discontinued operations, net of taxes	0.02	0.03		0.01
Net gain on disposal of discontinued operations, net of taxes	0.04		0.02

Diluted earnings (loss) per share	$2.07	$(0.52)	$0.56	$0.32

Cash dividends paid per share	$0.57	$0.51	$0.20	$0.17

Average diluted shares (millions)	813.3	800.1	814.8	808.8

The Boeing Company and Subsidiaries Condensed Consolidated Statements of Financial Position (Unaudited)
(Dollars in millions except per share data)	September 30 2004	December 31 2003
Assets
Cash and cash equivalents	$4,312	$4,633
Short-term investments	96
Accounts receivable	5,204	4,466
Current portion of customer financing	688	857
Income taxes receivable		199
Deferred income taxes	1,670	1,716
Inventories, net of advances and progress billings	4,280	5,338
Assets of discontinued operations	234	2,135

Total current assets	16,484	19,344
Customer financing	10,710	10,052
Property, plant and equipment, net	8,333	8,339
Goodwill	1,947	1,913
Other acquired intangibles, net	981	1,035
Prepaid pension expense	11,959	8,542
Deferred income taxes	1,334	1,242
Investments	1,790	646
Other assets	1,850	1,873

	$55,388	$52,986

Liabilities and Shareholders’ Equity
Accounts payable and other liabilities	$14,971	$13,514
Advances in excess of related costs	3,904	3,464
Income taxes payable	1,287	277
Short-term debt and current portion of long-term debt	1,320	1,144

Total current liabilities	21,482	18,399
Accrued retiree health care	5,911	5,745
Accrued pension plan liability	6,629	6,629
Deferred lease income	774	775
Long-term debt	11,050	13,299
Shareholders’ equity:
Common shares, par value $5.00 — 1,200,000,000 shares authorized; Shares issued — 1,011,870,159 and 1,011,870,159	5,059	5,059
Additional paid-in capital	3,272	2,880
Treasury shares, at cost — 172,278,052 and 170,388,053	(8,411)	(8,322)
Retained earnings	15,756	14,407
Accumulated other comprehensive income/(loss)	(4,141)	(4,145)
ShareValue Trust Shares — 38,813,901 and 41,203,694	(1,993)	(1,740)

Total shareholders’ equity	9,542	8,139

	$55,388	$52,986

The Boeing Company and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine months ended September 30
(Dollars in millions)	2004	2003
Cash flows - operating activities:
Net earnings/(loss)	$1,686	$(414)
Adjustments to reconcile net earnings/(loss) to net cash (used)/provided by operating activities:
Non-cash items:
Impairment of goodwill	3	913
Share-based plans expense	449	348
Depreciation	934	1,012
Amortization of other acquired intangibles	72	69
Amortization of debt discount/premium and issuance costs	12	10
Pension expense/(income)	214	(140)
Investment/asset impairment charges, net	78	91
Customer financing valuation provision	36	208
Net gain on disposal of discontinued operations	(52)
Gain on dispositions, net	(7)	(12)
Other charges and credits, net	55	29
Non cash adjustments related to discontinued operations	26	17
Changes in assets and liabilities –
Accounts receivable	(738)	532
Inventories, net of advances, progress billings and reserves	80	(718)
Accounts payable and other liabilities	1,367	(35)
Advances in excess of related costs	440	149
Income taxes receivable, payable and deferred	1,149	(418)
Deferred lease income	(1)	171
Prepaid pension expense	(3,613)	(1,693)
Goodwill	(3)
Other acquired intangibles, net	(1)
Accrued retiree health care	166	223
Other	(133)	(93)

Net cash provided by operating activities	2,219	249

Cash flows - investing activities:
Customer financing and properties on lease, additions	(477)	(1,793)
Customer financing and properties on lease, reductions	421	682
Discontinued operations customer financing, reductions	127	196
Property, plant and equipment, net additions	(626)	(478)
Acquisitions, net of cash acquired	(36)	289
Proceeds from dispositions of discontinued operations	1,867
Proceeds from dispositions	182	158
Contributions to investments	(1,349)	(62)
Proceeds from investments	151	146

Net cash (used)/provided by investing activities	260	(862)

Cash flows - financing activities:
New borrowings		1,803
Debt repayments	(2,066)	(1,385)
Stock options exercised, other	65	24
Common shares repurchased	(319)
Dividends paid	(480)	(429)

Net cash (used)/provided by financing activities	(2,800)	13

Net increase/(decrease) in cash and cash equivalents	(321)	(600)

Cash and cash equivalents at beginning of year	4,633	2,333

Cash and cash equivalents at end of period	$4,312	$1,733

The Boeing Company and Subsidiaries
Business Segment Data
(Unaudited)
	Nine months ended September 30		Three months ended September 30
(Dollars in millions)	2004	2003	2004	2003
Sales and other operating revenues:
Commercial Airplanes	$15,639	$16,565	$4,638	$5,049
Integrated Defense Systems:
Aircraft and Weapon Systems	8,764	8,177	3,077	2,953
Network Systems	8,439	6,514	3,233	2,327
Support Systems	3,333	3,037	1,127	1,053
Launch and Orbital Systems	2,302	2,387	822	959

Total Integrated Defense Systems	22,838	20,115	8,259	7,292
Boeing Capital Corporation	733	743	253	287
Other	410	651	145	151
Accounting differences/eliminations	(477)	(974)	(143)	(595)

Sales and other operating revenues	$39,143	$37,100	$13,152	$12,184

Earnings (loss) from continuing operations:
Commercial Airplanes	$902	$236	$168	$35
Integrated Defense Systems:
Aircraft and Weapon Systems	1,344	1,104	484	351
Network Systems	709	386	303	151
Support Systems	463	333	182	117
Launch and Orbital Systems	(266)	(1,660)	(153)	(58)

Total Integrated Defense Systems	2,250	163	816	561
Boeing Capital Corporation	148	28	60	94
Other	(373)	(230)	(145)	(48)
Accounting differences/eliminations	(234)	50	(128)	(29)
Share-based plans expense	(449)	(348)	(166)	(115)
Unallocated (expense)/income	(265)	(168)	(94)	(72)

Earnings (loss) from continuing operations	1,979	(269)	511	426
Other income/(expense), net	242	28	17	(5)
Interest and debt expense	(252)	(268)	(83)	(83)

Earnings (loss) before income taxes	1,969	(509)	445	338
Income tax (expense)/benefit	(331)	71	(7)	(90)

Net earnings (loss) from continuing operations	$1,638	$(438)	$438	$248

Income (loss) from discontinued operations, net of taxes	15	24	(1)	8
Net gain on disposal of discontinued operations, net of taxes	33		19

Net earnings (loss)	$1,686	$(414)	$456	$256

Effective income tax rate	16.8%	13.9%	1.6%	26.6%

Research and development expense:
Commercial Airplanes	$696	$486	$220	$172
Integrated Defense Systems:
Aircraft and Weapon Systems	299	266	97	100
Network Systems	203	140	72	45
Support Systems	44	47	14	14
Launch and Orbital Systems	138	181	44	47

Total Integrated Defense Systems	684	634	227	206
Other	85	91	22	35

Total research and development expense	$1,465	$1,211	$469	$413

The Boeing Company and Subsidiaries

Operating and Financial Data

(Unaudited)

	Nine Months				3rd Quarter
Deliveries	2004		2003		2004		2003
Commercial Airplanes
717	9	(5)	9	(8)	3	(1)	3	(3)
737 Next-Generation	154		126		49		41
747	11		14		2		4
757	11		13		3		4
767	6	(1)	21	(4)	2		5	(3)
777	27		27		8		8

Total	218		210		67		65

Note: Commercial Airplanes deliveries by model include deliveries under operating lease, which are identified by parentheses.

Integrated Defense Systems
Aircraft and Weapon Systems:
Chinook International New Builds	—		—		—		—
Apache (New Builds)	—		—		—		—
F/A-18E/F	37		34		12		14
T-45TS	5		11		1		4
F-15	3		3		1		1
C-17	13		13		5		4
C-40	1		1		1		0
Network Systems
Satellites:	—		—		—		—
Launch and Orbital Systems:
Delta II	3		4		2		2
Delta IV	—		2		—		1
Satellites	2		3		0		0

Contractual backlog (Dollars in billions)	September 30 2004		June 30 2004		March 31 2004		December 31 2003
Commercial Airplanes	$68.2		$62.2		$62.2		$63.9
Integrated Defense Systems:
Aircraft and Weapon Systems	17.7		19.7		20.2		19.4
Network Systems	9.9		12.3		11.4		11.7
Support Systems	5.7		6.1		6.5		5.9
Launch and Orbital Systems	4.2		3.1		3.5		3.9

Total Integrated Defense Systems	37.5		41.2		41.6		40.9

Total contractual backlog	$105.7		$103.4		$103.8		$104.8

Unobligated backlog	$53.0		$46.1		$44.2		$50.6

Workforce	158,000		157,000		157,000		157,000